Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE March 31, 2014	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS Announces the Appointment of Michael Schrock and Randy Martinez to the Board of Directors

Eden Prairie, Minn., March 31, 2014 — MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today announced that it has elected two new directors to its Board of Directors, effective March 31, 2014.

The new directors are Mr. Michael (Mike) V. Schrock, former President and Chief Operating Officer of Pentair Ltd., and Mr. Randy J. Martinez, Group Vice President, Aviation Services, and President and Chief Executive Officer, AAR Airlift Group, a subsidiary of AAR Corp. (NYSE: AIR).

“We are very pleased that Mike and Randy have joined our board,” said David J. Anderson, MTS Chairman of the Board. Their strong track records of successfully growing global, technology driven product and service businesses will be very valuable to our company as we execute on our strategies, reinforce our strong compliance culture, and accelerate our growth in the years ahead.”

Mr. Schrock retired in 2013 from Pentair, a global water, fluid, thermal management, and equipment protection company, where he most recently was the President and Chief Operating Officer. His other leadership positions at Pentair included President of Water Technologies Americas and President of the Pump and Pool Group. Prior to his 15-year career at Pentair, Mr. Schrock held numerous leadership roles at Honeywell International Inc.

Mr. Martinez has worked at AAR Corp., a diversified worldwide aviation company, for over five years. In addition to his current role, he has been the Group Vice President, Government and Defense Services, and Senior Vice President, Government and Defense Programs. Prior to 2009, Mr. Martinez held several leadership positions at World Air Holdings, Inc. A graduate of the United States Air Force Academy, Mr. Martinez served with distinction in the U.S. Air Force for over 21 years, holding a wide variety of leadership roles, including both line command and senior staff positions. He currently serves on the Board of the National Defense Transportation Association (NDTA), serving as Chair for the Aviation Sector.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

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